Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FIRST QUARTER RESULTS

DALLAS--(BUSINESS WIRE)--May 9, 2016-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the first quarter of 2016. For the first quarter of 2016, the Company generated a net loss of $59.0 million, or $0.15 per diluted share as compared to a net loss of $78.9 million or $0.21 per share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $14.6 million or $0.04 per diluted share for the first quarter of 2016.

Highlights for the quarter ended March 31, 2016, include:

•	Maintained strong financial position, exiting the first quarter with approximately $1.5 billion in liquidity
•	Sold 1.9 million barrels of oil, net to Kosmos
•	Progressed the TEN development project to approximately 90 percent complete and on budget with first oil expected in third quarter 2016
•	Completed drilling operations on the Guembeul-1 and Ahmeyim-2 wells, which increased our discovered resource and concluded our appraisal drilling of the Tortue West structure
•	Concluded the semi-annual redetermination process for the reserves-based lending facility with less than a five percent change in borrowing capacity

“Kosmos continued to build momentum in the first quarter,” said Andrew G. Inglis, chairman and chief executive officer. “With the announcement of our Teranga-1 result today we continue our exploration success in opening a world-class basin offshore Mauritania and Senegal.  We completed our appraisal drilling of the Tortue West discovery and delineated a world-class LNG resource with fewer wells than anticipated. The TEN project is over 90 percent complete and is on schedule to produce first oil in the third quarter of 2016. Our rich opportunity set coupled with our financial strength leaves us well positioned to capitalize on the opportunities ahead of us.”

First quarter 2016 oil revenues were $62 million versus $109 million in the same quarter of 2015, on sales of 1.9 million barrels of oil for 2016 as compared to 1.9 million barrels in 2015. First quarter 2016 oil revenues exclude $57 million of derivative settlements. Realized oil revenue, including the impact of the Company’s hedging program, were $62.64 per barrel of oil sold in the first quarter of 2016 compared to $84.47 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net overlift position of approximately 107 thousand barrels of oil.

Production expense for the current quarter was $29 million, or $15.50 per barrel, versus $32 million, or $16.90 per barrel, in the first quarter of 2015. The decrease in operating expense is related to a reduction in non-routine workover activity that occurred in 2015 which more than offset the increase in operating costs related to our overlift position, the planned two-week shutdown, and the FPSO turret bearing issue as discussed below.

Exploration expenses totaled $24 million for the first quarter, compared to $99 million in the same period of 2015. Included in the quarter were costs related to the new 3D seismic survey in the outboard Senegal area, as well as ongoing seismic processing and interpretation.

Depletion and depreciation expense for the quarter was $31 million, or $16.49 per barrel. This was a decrease from $19.48 per barrel in the first quarter of 2015, primarily attributable to reserve additions at Jubilee in 2015.

General and administrative expenses decreased from $30 million in the fourth quarter of 2015 to $18 million this quarter, driven primarily by a decline in equity compensation expense and lower cash expenses.

The first quarter results included a mark-to-market gain of $4 million related to the Company’s oil derivative contracts. At March 31, 2016, the Company’s hedging position included 11.4 million barrels through 2018 and had a total mark-to-market value of $185 million.

We recognized an income tax benefit for the first quarter of 2016 of $2.0 million, primarily related to lower realized oil prices.

Total capital expenditures in the first quarter were $250 million, which reflects a full quarter of spend on our exploration and appraisal drilling program and the TEN project. Capital expenditures are expected to ramp down in the second half of the year as we plan to pause our drilling program in the second quarter and expect to see a reduction of TEN spending post planned first production in the third quarter. The forecast for full-year 2016 capital expenditures remains approximately $650 million.

During the first quarter Kosmos concluded the semi-annual bank re-determination process on our reserves-based lending facility which resulted in a less than five percent change to the borrowing base. The borrowing base is now approximately $1,427 million with $877 million of undrawn availability as of March 31, 2016.

Kosmos exited the first quarter of 2016 with $1.5 billion of liquidity and $826 million of net debt. This compares to $1.8 billion of liquidity and $614 million of net debt as of December 31, 2015.

Operational Update

In January 2016, Kosmos announced that the Guembeul-1 well, located in Senegal and five kilometers south of the Tortue-1 well, made a significant gas discovery, extending the Tortue West discovery into Senegal. In March 2016, Kosmos announced that the Ahmeyim-2 well, located approximately five kilometers northwest of the Tortue-1 well offshore Mauritania had successfully delineated the Tortue West gas field. The results of both wells resulted in an increase in the discovered resource of Tortue West and the Greater Tortue Complex, and based on these results the appraisal drilling of the Tortue West structure was concluded.

During the first quarter, gross sales volumes from the Jubilee field averaged approximately 80,000 barrels of oil per day (bopd) and gas exports averaged approximately 72 million cubic feet per day, impacted by the planned two-week FPSO shutdown for maintenance. Jubilee gross production was also impacted late in the first quarter following a problem being identified with the FPSO turret bearing.

Although production and gas exports have resumed, second quarter production is forecast below expectations due to expected increased downtime associated with the implementation of revised operating procedures for offloading and export. In light of this issue, full year 2016 updated guidance will be provided once the new operating procedures have been fully implemented and a long-term solution for Jubilee has been selected. However, Kosmos does not expect this issue to have a significant long-term financial impact due to continued production from the field and appropriate insurance coverage in place.

A technical investigation of the Jubilee FPSO turret bearing has confirmed that it is no longer able to rotate as originally designed leading to the new operating procedures being implemented. These include the vessel being put on "heading control" which requires the use of tugs to minimize vessel rotation and revised offtake procedures, including the use of a dynamically-positioned shuttle tanker and a storage tanker. Jubilee oil production resumed on May 3, 2016 and oil production and gas exports are now ramping up.

A project team has been established to review the root cause analysis and determine the optimum permanent solution of the Jubilee turret issue. A decision on the permanent solution is expected in the next few months. Tullow has procured Hull and Machinery insurance on behalf of the Joint Venture which covers relevant operating and capital costs associated with damage to the FPSO. Kosmos also has procured Loss of Production Income (LOPI) insurance which covers consequent loss of production revenue. Kosmos has notified our insurers of the relevant issues.

The Tweneboa, Enyenra and Ntomme (TEN) project, the second major oil development in Ghana, remains on-budget and is expected to deliver first oil in the third quarter of 2016. The project is now over 90 percent complete. Seven of the eleven previously drilled wells have now been completed. The TEN FPSO sailed from Singapore on January 23, 2016 and arrived on location in Ghana on March 2, 2016. Mooring of the FPSO has been completed and the vessel is now being connected to the subsea infrastructure and the commissioning of the risers and umbilicals is currently underway. The overall subsea installation campaign comprising over 39,000 tons of equipment has also reached over 90 percent completion.

During the first quarter, Kosmos completed a 4,500 square kilometer 3D seismic acquisition program offshore Senegal to better define oil prospectivity in the outboard section of the basin. Processing of this seismic is currently ongoing.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss first quarter 2016 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and development projects offshore Ghana, large discoveries offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Portugal, Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2014 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
	(Unaudited)
Revenues and other income:
Oil and gas revenue	$62,125	$109,164
Gain on sale of assets	—	22,751
Other income	8	642
Total revenues and other income	62,133	132,557

Costs and expenses:
Oil and gas production	29,392	32,100
Exploration expenses	23,858	98,941
General and administrative	17,920	38,667
Depletion and depreciation	31,266	37,007
Interest and other financing costs, net	10,324	10,751
Derivatives, net	(4,345)	(32,327)
Other expenses, net	14,733	628
Total costs and expenses	123,148	185,767

Loss before income taxes	(61,015)	(53,210)
Income tax expense (benefit)	(2,022)	25,699
Net loss	$(58,993)	$(78,909)

Net loss per share:
Basic	$(0.15)	$(0.21)
Diluted	$(0.15)	$(0.21)

Weighted average number of shares used to compute net loss per share:
Basic	384,435	380,355
Diluted	384,435	380,355

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$212,917	$275,004
Receivables	94,870	138,032
Other current assets	262,672	321,112
Total current assets	570,459	734,148

Property and equipment, net	2,536,252	2,322,839
Other non-current assets	128,108	146,063
Total assets	$3,234,819	$3,203,050

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$237,188	$295,689
Accrued liabilities	142,104	159,897
Other current liabilities	1,473	1,155
Total current liabilities	380,765	456,741

Long-term liabilities:
Long-term debt	1,013,596	860,878
Deferred tax liabilities	497,895	502,189
Other non-current liabilities	66,441	57,729
Total long-term liabilities	1,577,932	1,420,796

Total shareholders’ equity	1,276,122	1,325,513
Total liabilities and shareholders’ equity	$3,234,819	$3,203,050

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating activities:
Net income (loss)	$(58,993)	$(78,909)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization	33,817	39,617
Deferred income taxes	(1,951)	5,783
Unsuccessful well costs	2,222	83,627
Change in fair value of derivatives	(2,377)	(34,980)
Cash settlements on derivatives	56,901	53,932
Equity-based compensation	10,635	25,183
Gain on sale of assets	—	(22,751)
Other	14,969	1,171
Changes in assets and liabilities:
Net changes in working capital	(39,606)	(81,653)
Net cash provided by (used in) operating activities	15,617	(8,980)

Investing activities:
Oil and gas assets	(226,571)	(184,899)
Other property	(47)	(280)
Restricted cash	(12)	(59)
Net cash used in investing activities	(226,630)	(185,238)

Financing activities:
Borrowings on long-term debt	150,000	—
Purchase of treasury stock	(1,074)	(148)
Net cash provided by (used in) financing activities	148,926	(148)

Net decrease in cash and cash equivalents	(62,087)	(194,366)
Cash and cash equivalents at beginning of period	275,004	554,831
Cash and cash equivalents at end of period	$212,917	$360,465

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

			Twelve Months
	Three Months Ended		Ended
	March 31,		March 31,
	2016	2015	2016
Net loss	$(58,993)	$(78,909)	$(49,920)
Exploration expenses	23,858	98,941	81,120
Depletion and depreciation	31,266	37,007	150,225
Equity-based compensation	10,635	25,183	60,509
Derivatives, net	(4,345)	(32,327)	(182,667)
Cash settlements on commodity derivatives	56,630	51,298	230,825
Inventory impairment and other	14,746	—	14,746
Gain on sale of assets	—	(22,751)	(1,900)
Interest and other financing costs, net	10,324	10,751	36,782
Income tax expense	(2,022)	25,699	127,551
EBITDAX	$82,099	$114,892	$467,271

Adjusted Net Income

(In thousands, unaudited)

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(58,993)	$(78,909)

Derivatives, net	(4,345)	(32,327)
Cash settlements on commodity derivatives	56,630	51,298
Gain on sale of assets	—	(22,751)
Inventory impairment and other	14,746	—
Total selected items before tax	67,031	(3,780)

Income tax expense on adjustments(1)	(22,589)	(6,640)
Adjusted net loss	$(14,551)	$(89,329)

Adjusted net loss per diluted share	$(0.04)	$(0.23)

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended
	March 31,
	2016	2015

Net Oil Volume Sold (MMBbls)	1.896	1.900

Oil revenue	$62,125	$109,164
Cash settlements on commodity derivatives	56,630	51,298
Realized oil revenue	$118,755	$160,462

Per Barrel:
Oil revenue	$32.77	$57.47
Cash settlements on commodity derivatives	29.87	27.00
Realized oil revenue	$62.64	$84.47

Overlifted by approximately 107 thousand barrels as of March 31, 2016.

Hedging Summary

As of March 31, 2016(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2016 :
Three-way collars	1.504	$85.00	$—	$110.00	$135.00
Swaps with puts	1.500	$75.00	$60.00	$—	$—
Purchase puts	1.501	$85.00	$—	$—	$—

2017 :
Swaps with puts/calls	2.000	$72.50	$55.00	$—	$90.00
Swaps with puts	2.000	$64.95	$50.00	$—	$—
Three-way collars	4.000	$45.00	$30.00	$57.50	$—

2018 :
Three-way collars	0.913	$60.00	$45.00	$75.00	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of March 31, 2016 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 2.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

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rwilliams@kosmosenergy.com

Media Relations

Thomas Golembeski

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